Exhibit 4.10

Matti Alahuhta
President Kone Corporation
Keilasatamas 3
F1-02150 Espoo
FINLAND	12th January 2009
Dear Matti,
I am writing to confirm that the Board has agreed to extend your appointment for four months from 1 February 2009. Your appointment will continue in all other aspects on the terms set out in your letter of appointment dated 10 January 2006 excepting that either you or the Board may give the other at least one month’s written notice to terminate the appointment at any time.
Please sign the attached copy of this letter to confirm your acceptance of this extension on the above terms and return the copy to me.
Yours sincerely

/s/ Andrew J. Parker
ANDREW J. PARKER

To:	Andrew Parker
Company Secretary
I accept this extension of my appointment on the above terms.

/s/ Matti Alahuhta	19.1.2009
Matti Alahuhta	Date

Andrew J Parker
Company Secretary
BT Group
BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob e-mail	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7802 773635 andrew.j.parker@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com